EXHIBIT 10.5

THE HOWARD HUGHES CORPORATION

February 12, 2020

Saul Scherl
232 Lydecker Street
Englewood, NJ 07631

Dear Saul,
Thank you so much for your contributions thus far to HHC. Because you have been identified as critical to the success of our New York operations through the completion of the Tin Building scheduled for 1/3/2022, the below terms outline the Company’s retention efforts to retain you in your current role through such time. All prior agreements between you and HHC shall remain in effect, and shall be enforceable in accordance with their terms, except, and to the extent that, the terms of any such agreements are modified per terms of this letter.
The details of the retention package are as follows:
Compensation:
Your annual base salary compensation remains $600,000 which calculates to $23,076.92 less applicable taxes and withholdings, to be paid on a biweekly basis. Except as described herein, if either you or HHMC elects to terminate your employment with HHMC, you shall only be eligible to receive that portion of your compensation which you have actually earned as of the date when your employment is terminated and you shall have no right or claim to receive any future or expectant interest in any additional compensation to which you otherwise may have been entitled as of the date of such termination.
HHMC requests that you treat as confidential and not discuss compensation information, including but not limited to base salary, any applicable bonuses and/or incentives, with any HHMC employee or any individual associated with HHMC in any way, other than your direct manager or the Culture + People Department.
Annual Cash Incentives:
You will be eligible for an annual discretionary bonus at a target of up to 100% of base salary, to be determined by overall company and individual performance goals being achieved.

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Based on the fact that your intended termination date is scheduled for 12/31/2021, for the performance year 2021, you will be eligible for an additional cash incentive of up to 100% of base salary in lieu of an annual LTIP award for the same year, to be determined by overall company and individual performance goals being achieved.

Annual Long-Term Incentives for Performance Year 2019 and 2020:
You will continue to be eligible to participate in the annual award program under The Howard Hughes Corporation 2010 Amended and Restated Incentive Plan with an accelerated vesting schedule based on a mutually agreed upon separation date with the company on 12/31/2021. You will be eligible for an annual award of Restricted Stock at a target of 100% of Base Salary subject to the attainment of certain metrics that will be established at the end of each year for the following year, with a grant date and stock price to be determined by the HHC Compensation Committee.

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The annual incentive award issued in 2020 for the performance year 2019 will vest according to 50% for performance with a 2-year cliff vest and the remaining 50% for time, vesting at 50% per year over a 2- year period. The prevailing terms of this grant of HHC restricted stock will be set forth in The Howard Hughes Corporation Restricted Stock Agreement.

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The annual incentive award issued in 2021 for the performance year 2020 will vest according to 50% for performance with a 1-year cliff vest and the remaining 50% for time, also with a 1- year cliff vest. The prevailing terms of this grant of HHC restricted stock will be set forth in The Howard Hughes Corporation Restricted Stock Agreement.

Additional Performance Based Long-Term Incentives:
Based on the critical role that you play in the successful operations and government relations activities of the Seaport District and in order to properly incentivize you to successfully see the project through to its completion, you have been approved to receive an additional Restrict Stock Award in the future per below:

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You will receive a restricted stock award with an issue date and immediate vest date of 12/31/2021 in a value of up to $1,500,000, in the aggregate, to be converted to shares using the stock close price on the date of issuance, only upon the achievement of one or more performance goals that have been approved by the Compensation Committee, in whole or on a pro-rated basis, as it may be, based upon certain levels of achievement.

Expiration Date of Stock Options awarded on January 25, 2016:
In an effort to optimize the value realization of the stock options granted to you on January 25, 2016 with a strike price of $112.64, the Company will provide you with amended terms that allows the expiration of this stock option award to remain as originally stated on 1/25/2026 without regard to your separation date with the company.
Treatment of Unvested LTIP Awards:
If your employment is terminated by HHC for any reason, other than for cause or due to your death or disability, or by you for good reason, then you shall be eligible to (i) receive a cash payment equal to the market value, of all of your outstanding time-based LTIP awards, determined using the fair market value of the shares on the date of forfeiture and (ii) all performance-based LTIP awards will remain outstanding and vest or forfeit as the case may be, based on and in accordance with, the terms of each applicable award; and (iii) all unvested stock options shall fully vest
Paid Time Off and Other Benefit Programs:
Paid Time Off will continue to accrue per your current bi-weekly accrual rate. You are entitled to the exact same benefit programs and offerings.
Expense Reimbursement:
If applicable, HHMC agrees to reimburse you 100% of your company related expenses on a monthly basis, subject to review and approval by your immediate supervisor of receipts and other appropriate documentation verifying in reasonable detail the nature of such expenditures for which you seek reimbursement.
As you know, HHMC is an at-will employer. Except as described in this letter, there is no employment contract between you and HHMC. There are no guarantees of future employment, promotion, salary increases, bonuses or location. It should also be understood that HHMC retains the right to revise, amend, delete or in any manner change any and all benefits and benefit related policies.
As a material inducement to HHMC making this offer of employment, you hereby represent and warrant to HHMC that you are free to enter into employment with HHMC and you are not subject to any obligation, agreement or restrictive covenant which will prevent or interfere with your performance of your duties as an employee of HHMC. You hereby acknowledge that, in the event you are bound by any prior agreement or obligation, the effect of which is to restrict you from the performance of your duties on behalf of HHMC, and HHMC is sought to be held liable for your actions, you agree to indemnify, defend and hold HHMC harmless from and against any and all damages, losses, liabilities, costs and expenses, including reasonable attorneys’ fees incurred by HHMC in connection with such claims or causes of action which are threatened or actually asserted against HHMC, and you agree that any compensation which may be due and owed to you by SH may be offset and reduced to the extent of HHMC’s expenditures under this paragraph.
By your signature you agree to the terms of this offer. It is very important for you to understand and acknowledge that except as duly authorized, you have no personal authority to bind HHMC, Howard Hughes Management Co., LLC or any of their affiliates to any contract, agreement or obligation, and that all contracts or agreements which obligate or propose to obligate HHMC, Seaport Hospitality or any of their affiliates, in any manner, to any third party must be signed and approved by a duly authorized officer of HHMC, Howard Hughes Management Co., LLC or the applicable affiliate, as the case may be.
Please contact me if there is anything further I can do to assist you or if you have any questions.

Sincerely,
/s/ Paul Layne
Paul Layne
Chief Executive Officer

/s/ Saul Scherl
(Saul Scherl Signature)

AGREED AND ACCEPTED ON THIS12TH DAY OF FEBRUARY, 2020

Paul Layne | Chief Executive Officer T 281.719.6104 | M 713.598.8822 Paul.layne@howardhughes.com	The Howard Hughes Corporation | Corporate HQ 13355 Noel Rd. 22nd Floor Dallas, TX 75240